Exhibit 99.1

                                  News Release
                              Pacific State Bancorp
                               Fourth Quarter 2004
                      Earnings and Performance Announcement

Stockton, CA (February 4, 2005) - Steven A. Rosso, President and Chief Executive Officer, today announced Pacific State Bancorp's (the "Company") fourth quarter 2004 earnings and performance ratios.

The fourth quarter of 2004 produced moderate asset growth of $3,825,085 or 1.53% compared to the third quarter of 2004. The loan portfolio increased by $11,291,652, and the investment portfolio increased by $5,269,870 or 32.47%. These increases were funded by a decrease in Federal funds sold of $13,375,000 and an increase in deposits of $4,748,853 or 2.17%. The deposit mix was reshaped by an increase in interest bearing transactional accounts of $10,789,428 or 12.97%. The level of non-interesting bearing accounts remained stable comprising 23.23% of total deposits. Certificates of Deposits declined by $6,840,765 or 8.82%. The Company also reduced short-term borrowing by $1,000,000 in the fourth quarter of 2004.

The net effect of the Company's loan and investment portfolio growth, along with strong growth in loan fees and the change in the mix of deposits resulted in a rise in the net interest margin to 5.14% for the fourth quarter of 2004. This represents an increase of 1.10% from the 4.04% net interest margin for the third quarter of 2004. Assets quality continued to be good, with no loans 30 days past due and no non-performing assets.

The fourth quarter earnings of $831,461 or $0.24 basic earnings per share and $0.23 diluted earnings per share was slightly below the third quarter of 2004 down $62,712, or $0.02 basic earnings per share. While net interest income increased by $675,042 in the fourth quarter of 2004 from the third quarter, non-interest income fell $305,060 to $512,816. This was primarily the result of a decrease in loan sales, service changes and other income.. As a result, net income before taxes increased $30,887 for the period. Additional accrual for income taxes for the fourth quarter of 2004 of $93,550 resulted in the fourth quarter earnings of $831,461.

Pacific State Bancorp common stock trades on the Over the Counter Bulletin Board under the stock symbol PSBC.OB. Information on Pacific State Bancorp and its consolidated subsidiary Pacific State Bank can be obtained on the Bank's website at www.pacificstatebank.com. Pacific State Bank operates branches in Angels Camp, Arnold, Groveland, Modesto, Stockton and Tracy. Pacific State Bank is recognized nationally as a leader in the underwriting of USDA, Business and Industry Loans. The Bank is also a leader in mortgage and SBA lending within the four county service area. Questions pertaining to this news release may be directed to Steven A. Rosso at 209-870-3214.

The numbers, amounts and percentages contained in this news release are based upon unaudited results and therefore may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company's actual results may differ materially from those included in the forward-looking statements, which involve risks and uncertainties including, but not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory and legislative actions, the possibility that the Company will not be successful in achieving its strategic objectives, performance and contributions of employees and Directors, the Company's ability to retain high caliber employees, expected loan payments, loan originations, future collateral values, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, its Quarterly Reports on Form 10-Q filed by the Company for the quarters ended March 31, June 30 and September 30, 2004, and its Current Reports on Form 8-K filed October 6 and October 29, 2004. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

This news release is available at the Company's web site at www.pacificstatebank.com for no charge and is included as an Exhibit to a Form 8-K filed with the Securities and Exchange Commission that is available at its web site at www.sec.gov.